Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the Capital One Financial Corporation 2004 Stock Incentive Plan of Capital One Financial Corporation of our report dated February 26, 2009, with respect to the consolidated financial statements of Capital One Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Capital One Financial Corporation filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

McLean, Virginia

April 16, 2009